EXHIBIT 99.1

Home BancShares, Inc. Announces Completion of the Acquisition of Florida Business BancGroup, Inc.

CONWAY, Ark., Oct. 1, 2015 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB) ("Home" or "the Company"), parent company of Centennial Bank ("Centennial"), today announced the completion of its acquisition of Florida Business BancGroup, Inc. ("FBBI"), parent company of Bay Cities Bank ("Bay Cities"). Pursuant to the terms of a previously announced definitive agreement and plan of merger, FBBI merged with and into Home effective earlier today and Bay Cities merged with and into Centennial immediately thereafter.

As of September 2015, FBBI had approximately $542.4 million in total assets, $415.8 million in loans, and $471.5 million in deposits. With the completion of the acquisition, the Company now operates 80 branches in Arkansas, 64 branches in Florida, 6 branches in South Alabama and a loan production office in New York City.

"Acquiring Bay Cities is a smart and strategic deal for Home BancShares," said John Allison, Chairman of Home. "This merger is another step in the right direction for our Company as we continue our discipline of executing financially attractive transactions immediately accretive to diluted earnings per share, book and tangible book values."

Gregory Bryant, President and Chief Executive Officer of Bay Cities added, "This acquisition provides great opportunities for FBBI shareholders, customers and bankers. By joining a proven team such as Centennial, our customers will benefit from a broader range of products and services and our employees can continue to provide outstanding service."

"Centennial Bank welcomes its new Bay Cities customers and looks forward to this expansion in Central Florida," said Tracy French, President and Chief Executive Officer of Centennial Bank. "With our strong commitment to community banking, we are excited about heightening our presence in the Tampa Bay, St. Petersburg, and Sarasota markets. The Bay Cities management group will complement our already successful market leadership teams."

Under the terms of the agreement, Home will issue approximately 2,080,000 shares of its common stock valued at approximately $84.2 million as of October 1, 2015, plus approximately $20.3 million in cash in exchange for all outstanding shares of FBBI common stock.

 General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and a loan production office in New York City. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

This release contains forward-looking statements which include, but are not limited to, statements about the benefits of the business combination transaction involving Home and FBBI, including future financial and operating results, the combined company's plans, objectives, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors could cause actual results to differ materially from those contemplated by the forward-looking statements, including, but not limited to, (i) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and FBBI operate; (ii) the ability to promptly and effectively integrate the businesses of Home and FBBI; (iii) the reaction to the transaction of the companies' customers, employees and counterparties; and (iv) diversion of management time on acquisition-related issues. Additional information on factors that might affect Home BancShares, Inc.'s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the "SEC") on February 27, 2015, and in its Registration Statement on Form S-4 filed with the SEC on July 2, 2015 and amended on July 15, 2015.

CONTACT: Home BancShares, Inc.
         Jennifer C. Floyd
         Investor Relations Officer
         (501) 339-2929